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                                                                    Exhibit 99.2



FOR RELEASE:  IMMEDIATE
CONTACT:      JAMES M. DEANGELIS
              MELISSA C. BERKOWITZ
              (212) 308-5800


           COMMODORE APPLIED TECHNOLOGIES AND GLOBAL ENERGY INVESTORS
                        EXECUTE REVISED MERGER AGREEMENT

NEW YORK, NY - OCTOBER 1, 1999 - Commodore Applied Technologies, Inc. (ASE: CXI, CXI.WS), ("Commodore") today announced new terms for its merger agreement with Global Energy Investors, Inc. ("Global"). Under the terms of the revised definitive agreement, Global will become a wholly owned subsidiary of Commodore with the issuance of a total of twelve and one-half (12.5) million shares of Commodore common stock to the shareholders of Global. Nine (9) million shares will be issued upon closing with the remaining three and one-half (3.5) million shares deposited into escrow and disbursed if, between the closing and the second anniversary of the closing, Commodore's stock will have traded at or above $3.00 for twenty (20) consecutive trading days.

The merger is contingent upon the approval of the respective boards of directors of Commodore and Global, completion of at least a $5.0 million net financing by October 31, 1999, and approval by the Commodore shareholders at the 1999 Annual Meeting.

Upon completion of the merger, Robert McFarlane, the former National Security Advisor to President Ronald Reagan, and Robert Traylor, a 40-year veteran in the nuclear industry and co-founder and former CEO of Management Analysis Company, a leading nuclear power consulting firm, principal officers and shareholders of Global, will be nominated for election to the Commodore Board. If elected, Mr. McFarlane will assume the position of Chairman and Chief Executive Officer and Mr. Hannesson and Mr. Traylor will be named Vice-Chairmen. Mr. Hannesson will remain President of the Company.

Immediately following Commodore's acquisition of Global, the combined companies will focus their attention primarily on the following:

- Expansion of Commodore's existing businesses, including Commodore Advanced Sciences, Inc., with approximately $80 million of contract backlog including the WIPP contract at Carlsbad, NM and the application of Commodore's SET(TM) Technology to the decontamination of radioactive mixed wastes and the destruction of chemical weapons.

- Expansion of Global's existing business for the development of independent power generation projects which currently consists of the development of more than 2,000 megawatts of power plant projects in emerging foreign markets.

- Acceleration of Global's plan for the acquisition of nuclear power plants located in the United States.

-    Acceleration of Commodore's plan for the treatment of nuclear waste.

As Mr. McFarlane previously stated: "This merger brings together two solid companies whose sum will be far greater than their individual parts. The synergy between us is very strong."

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These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.